Exhibit 99.1

Dear Shareholders,

On August 1, 2023, we achieved one of our most important dreams – the listing of Cheetah-Net Supply Chain Service Inc. on the Nasdaq Capital Market under the ticker “CTNT.” While we recognize the accomplishment of successfully closing our initial public offering (“IPO”), we understand we have a responsibility to our shareholders to grow and execute our legacy parallel vehicle import business in the near term and, in the longer term, to implement a strategic growth plan for your Company. I would like to share with you today our plans to grow Cheetah-Net over the near term and our vision for the company’s planned development beyond the parallel vehicle import business into becoming an integrated provider of international trade-related services.

Today, Cheetah-Net is a supplier of parallel-import vehicles sourced in the U.S. to be sold in the PRC market. We purchase automobiles, primarily luxury brands such as Mercedes, BMW, Porsche, Lexus, and Bentley, from authorized dealers in the U.S. market and resell them to our customers, including both U.S. and PRC parallel-import car dealers. We derive profits primarily from the price difference between our buying and selling prices for parallel-import vehicles. Our expertise lies in our ability to identify the type of parallel-import vehicles that are in high demand and to procure them in a timely manner. Since our inception in 2016, we have focused on increasing the significance of our procurement team in the U.S. Our buying team currently consists of approximately 440 independent contractors, and as a result of our successful IPO we are planning to increase the number of buying agents to approximately 600.

We intend to report our second quarter 2023 financial results in the next few weeks and to establish a regular reporting schedule going forward. The financial results will demonstrate our continued penetration into the parallel-import luxury automobile business between the U.S. and the PRC. However, our aspirations go well beyond the buying and selling of luxury automobiles intended for the PRC market. We believe that we have the necessary skills and capital to integrate logistics and warehousing services into our core activities, reducing our transaction costs, and providing us the opportunity to leverage a consistent stream of additional profit opportunities by extending our logistics and warehouse services to third party parallel importers. We believe we can overlay these services with the financial services plans we announced in October 2022, primarily for inventory financing such that we can essentially become a one-stop shop for small- and medium-sized traders within the global supply chain sector, primarily focusing on other parallel-import vehicle suppliers.

Our financial service business is intended to be built around inventory financing of luxury parallel import automobiles, allowing us to leverage our customers’ inventory as collateral. A necessary factor in this business is the logistics and warehouse capabilities we expect to develop internally or via acquisition. This development will create a mutually beneficial relationship between our own parallel-import vehicle business and that of our customers, enhancing operational synergy.

Longer term, we believe our future growth will be supported by our becoming a cross-border service platform provider, focused on small merchants around the world, utilizing our platform to showcase products on major international e-commerce stages, expanding market reach and growth. This trajectory highlights our ambition to become an integrated provider of international trade-related services.

At the heart of our transformation is the paradigm shift in which we are participating in the realm of cross-border trade services. We have begun as a supplier of parallel-import vehicles, a market niche that is paving the way for us to explore broader horizons within the import/export trade and services domain. We seek to grow into a cross-border trade service provider, encompassing financing, customs clearance, warehousing, and the digitization of services through a variety of cross-border solutions.

I am humbled by your trust in us and deeply grateful for your unwavering support. Your belief in our vision is the bedrock upon which we will build our future success. We are committed to developing and maintaining an effective investor communication program, and we look forward to keeping you informed of our progress along the way.

Sincerely,

Huan Liu

Chairman and Chief Executive Officer

Cheetah Net Supply Chain Service Inc.

Forward-Looking Statements

Cheetah Net Supply Chain Service Inc. (the “Company”) includes "forward-looking statements" within the meaning of the federal securities laws throughout this press release. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as "scheduled," "may," "will," "could," "should," "would," "expect," "believe," "anticipate," "project," "plan," "estimate," "forecast," "goal," "objective," "committed," "intend," "continue," or "will likely result," and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those that the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable, or are based on various assumptions about certain plans, activities or events which we expect will or may occur in the future. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in conjunction with the Company’s unaudited condensed consolidated financial statements, the audited consolidated financial statements and notes, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our registration statement on Form S-1 (File No. 333-271185). All forward-looking statements are qualified in their entirety by the cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments it anticipates, or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.